                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   ----------

                                    FORM 8-K

                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934

         Date of Report (Date of earliest event reported): May 14, 2003

                                   ----------

                            KINDRED HEALTHCARE, INC.
             (Exact name of registrant as specified in its charter)

            Delaware                      001-14057            61-1323993
  (State or other jurisdiction        (Commission File        (IRS Employer
of incorporation or organization)          Number)         Identification No.)

                             680 South Fourth Street
                              Louisville, Kentucky
                    (Address of principal executive offices)

                                   40202-2412
                                   (Zip Code)

       Registrant's telephone number, including area code: (502) 596-7300

                                 Not Applicable
          (Former name or former address, if changed since last report)

Item 9. Regulation FD Disclosure.

     On May 14, 2003, the Company issued a press release announcing its financial results for the first quarter ended March 31, 2003. The press release, dated May 14, 2003, is attached as Annex A to this Item 9. On May 14, 2003, the Company also included the press release on its website at www.kindredhealthcare.com.

     Annex A is incorporated herein by reference and has been furnished, not filed.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereto duly authorized.

                                  KINDRED HEALTHCARE, INC.


Date:  May 14, 2003               By: /s/ Richard A. Lechleiter
                                     -------------------------------------------
                                          Richard A. Lechleiter
                                          Senior Vice President, Chief Financial
                                          Officer and Treasurer

                                                                         Annex A

[Kindred Logo appears here]

Contact:   Richard A. Lechleiter
           Senior Vice President, Chief
           Financial Officer and Treasurer
           (502) 596-7734

               KINDRED HEALTHCARE ANNOUNCES FIRST QUARTER RESULTS

                                   ----------

               Company announces definitive agreement with Ventas
                to purchase nursing centers in Florida and Texas

LOUISVILLE, Ky. (May 14, 2003) - Kindred Healthcare, Inc. (the "Company") (NASDAQ: KIND) today announced its operating results for the first quarter ended March 31, 2003. The Company also announced a definitive agreement with Ventas, Inc. ("Ventas") (NYSE:VTR) to purchase 15 nursing centers in Florida and one nursing center in Texas currently owned by Ventas and operated by the Company.

First Quarter Results

     Revenues for the quarter rose 6% to $863 million compared to $811 million in the year-earlier period. The Company reported a net loss for the current quarter of $13 million or $0.76 per diluted share compared to net income of $18 million or $0.95 per diluted share in the first quarter last year. Operating results for the first quarter of 2003 were adversely affected by reductions in nursing center Medicare reimbursement and increases in professional liability costs.

     As previously disclosed, certain Medicare reimbursements to the Company's nursing centers expired on October 1, 2002, reducing operating income by approximately $15 million in the first quarter of 2003 compared to the first quarter of 2002. Costs related to professional liability risks aggregated $54 million in the first quarter of 2003 compared to $16 million in the first quarter last year, of which approximately $47 million and $13 million, respectively, related to the Company's nursing center business. Professional liability costs recorded in the fourth quarter of 2002 aggregated $37 million, of which approximately $33 million were charged to the Company's nursing center business. The results of the Company's regular quarterly independent actuarial valuation indicated that the increase in nursing center professional liability costs from fourth quarter 2002 levels primarily reflected an increase in claims activity in the first quarter in certain states other than Florida. Approximately $8 million of the first quarter 2003 nursing center provision for loss related to changes in estimates of prior year costs.

     Professional liability costs in the first quarter of 2003 related to the Company's Florida nursing center operations approximated $22 million. Pretax losses for these facilities totaled $19 million in the first quarter of 2003.

     The Company believes that the increases in professional liability costs are expected to continue in the foreseeable future. In addition, the expiration of certain Medicare funding on October 1, 2002 will continue to reduce materially the Company's nursing center operating income.

     As previously disclosed in its 2002 Form 10-K, the Company designated its pharmacy operations as a separate operating division effective January 1, 2003. Business segment disclosures for prior periods have been reclassified to conform with the new presentation.

     Cash and cash equivalents totaled $100 million at March 31, 2003 compared to $244 million at December 31, 2002. As previously announced, the Company funded approximately $63 million into its limited purpose insurance subsidiary on March 31, 2003 in satisfaction of its 2002 professional liability funding requirements. Operating cash flows in the first quarter of 2003 reflected a $53 million increase in accounts receivable. Medicare and private receivables in the Company's hospitals increased by approximately $27 million and $12 million, respectively, in the first quarter, while slower Medicaid payments to the Company's nursing centers accounted for approximately $9 million of the increase.

     Collections of accounts receivable are expected to improve in the second quarter of 2003, primarily through normal Medicare settlements and lump-sum payments based on recently filed annual hospital cost reports.

     The Company was in compliance with the covenants related to its revolving credit facility and senior secured notes at March 31, 2003. Long-term debt at March 31, 2003 aggregated $162 million, relatively unchanged from December 31, 2002. There were no outstanding borrowings under the Company's revolving credit facility at March 31, 2003.

     Due to uncertainties associated with professional liability costs and government reimbursement, the Company does not intend to issue any earnings guidance for fiscal 2003 at this time.

Transaction with Ventas

     The Company also announced that it has entered into an agreement to purchase 15 Florida nursing centers and one Texas nursing center (the "Facilities") that it leases from Ventas. In the proposed transaction, the Company will pay approximately $60 million to purchase the Facilities and $4 million in lease termination fees. In addition, the Company has agreed to certain amendments to its master leases with Ventas to: (1) pay incremental rent in varying amounts generally over seven years, the net present value of which will approximate $44 million using a discount rate of 11%, (2) provide that all annual rent escalators under the master leases will be in cash at all times, and
(3) expand certain cooperation and information sharing provisions of the master leases. The current annual rent of approximately $9 million on the Facilities to be purchased will terminate on the closing of the proposed transaction.

     For accounting purposes, the $44 million present value rent obligation to Ventas will be recorded by the Company as long-term debt upon consummation of the proposed transaction. The Company expects to record a loss on the proposed transaction equal to the difference between the present value of the total consideration paid to Ventas and the estimated fair value of the assets acquired. The estimation of the fair value of the assets acquired and related loss will be determined in conjunction with the Company's ongoing divestiture negotiations with third parties. The Company expects to finance its obligations at closing through the use of existing cash.

     The consummation of the proposed transaction is subject to several material conditions, including, but not limited to, the receipt of required approvals from the Company's lenders. The Company has agreed to provide a $5 million deposit to Ventas that is subject to forfeiture if, among other things, the Company cannot obtain lender approval by June 25, 2003 or close the transaction by June 30, 2003. The deposit would be refundable to the Company in the event of a breach by Ventas.

Florida Nursing Center Divestiture

     As previously announced, the Company intends to divest its 18 Florida nursing centers. The Company is currently engaged in discussions with interested third parties to divest the 15 facilities to be purchased from Ventas, two owned facilities and one facility currently leased from another landlord.

Texas Nursing Center Divestiture

     The Company currently operates two leased nursing centers in Texas, one of which is leased from Ventas. Upon completion of the proposed purchase of the Ventas nursing center, the Company intends to divest the facility. The Company has recently entered into an agreement with the landlord of the other Texas nursing center to terminate the lease effective June 30, 2003. As a result of increased professional liability costs in Texas, these two nursing centers reported pretax losses of approximately $4 million for the year ended December 31, 2002 and $2 million in the first quarter of 2003.

Ongoing Efforts to Enhance Shareholder Value

     Edward L. Kuntz, Chairman and Chief Executive Officer of Kindred, noted the Company's continuing efforts to restructure its nursing center operations. "The successful completion of our Florida and Texas nursing center divestiture plans will have a significant positive impact on our operating results going forward. We are proceeding expeditiously to complete these transactions as soon as possible. While there are other nursing center operational and professional liability issues in other states, I am encouraged that the recent agreement with Ventas will lead to our continued discussions of these issues. In addition, the Company plans to consider various other strategic alternatives for each of its businesses that may lead to enhanced shareholder value."

Forward-Looking Statements

     This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements regarding the Company's expected future financial position, results of operations, cash flows, financing plans, business strategy, budgets, capital expenditures, competitive positions, growth opportunities, plans and objectives of management and statements containing the words such as "anticipate," "approximate," "believe," "plan," "estimate," "expect," "project," "could," "should," "will," "intend," "may" and other similar expressions, are forward-looking statements.

     Such forward-looking statements are inherently uncertain, and stockholders and other potential investors must recognize that actual results may differ materially from the Company's expectations as a result of a variety of factors, including, without limitation, those discussed below. Such forward-looking statements are based on management's current expectations and include known and unknown risks, uncertainties and other factors, many of which the Company is unable to predict or control, that may cause the Company's actual results or performance to differ materially from any future results or performance expressed or implied by such forward-looking statements. These statements involve risks, uncertainties and other factors discussed below and detailed from time to time in the Company's filings with the Securities and Exchange Commission.

     Factors that may affect the Company's plans or results include, without limitation, (a) the Company's ability to operate pursuant to the terms of its debt obligations and its master lease agreements with Ventas; (b) the Company's ability to meet its rental and debt service obligations; (c) adverse developments with respect to the Company's results of operations or liquidity;
(d) the Company's ability to attract and retain key executives and other healthcare personnel; (e) increased operating costs due to shortages in qualified nurses and other healthcare personnel; (f) the effects of healthcare reform and government regulations, interpretation of regulations and changes in the nature and enforcement of regulations governing the healthcare industry; (g) changes in the reimbursement rates or methods of payment from third party payors, including the Medicare and Medicaid programs and the new prospective payment system for long-term acute care hospitals; (h) national and regional economic conditions, including their effect on the availability and cost of labor, materials and other services; (i) the Company's ability to control costs, particularly labor and employee benefit costs; (j) the Company's ability to comply with the terms of its Corporate Integrity Agreement; (k) the Company's ability to integrate operations of acquired facilities; (l) the increase in the costs of defending and insuring against professional liability claims and the Company's ability to predict the estimated costs related to such claims; and (m) the Company's ability to successfully reduce (by divestiture or otherwise) its exposure to professional liability claims in the state of Florida and other states. Many of these factors are beyond the Company's control. The Company cautions investors that any forward-looking statements made by the Company are not guarantees of future performance. The Company disclaims any obligation to update any such factors or to announce publicly the results of any revisions to any of the forward-looking statements to reflect future events or developments.

     Kindred Healthcare, Inc. is a national provider of long-term healthcare services primarily operating nursing centers, hospitals and institutional pharmacies.

                            KINDRED HEALTHCARE, INC.
                                Financial Summary
                                   (Unaudited)
                    (In thousands, except per share amounts)

                                                             Three months ended
                                                                  March 31,
                                                             -------------------
                                                               2003       2002
                                                             --------   --------

Revenues                                                     $863,078   $811,244

Net income (loss)                                            $(13,124)  $ 18,178

Earnings (loss) per common share:
   Basic                                                     $  (0.76)  $   1.05
   Diluted                                                   $  (0.76)  $   0.95

Shares used in computing earnings (loss)
   per common share:
   Basic                                                       17,377     17,308
   Diluted                                                     17,377     19,074

                            KINDRED HEALTHCARE, INC.
                 Condensed Consolidated Statement of Operations
                                   (Unaudited)
                    (In thousands, except per share amounts)

                                                             Three months ended
                                                                  March 31,
                                                            -------------------
                                                              2003       2002
                                                            --------   --------

Revenues                                                    $863,078   $811,244
                                                            --------   --------

Salaries, wages and benefits                                 501,312    467,401
Supplies                                                     110,095    101,314
Rent                                                          68,392     65,611
Other operating expenses                                     180,509    127,297
Depreciation                                                  20,083     16,696
Interest expense                                               2,888      3,732
Investment income                                             (1,638)    (1,880)
                                                            --------   --------
                                                             881,641    780,171
                                                            --------   --------

Income (loss) before income taxes                            (18,563)    31,073
Provision (benefit) for income taxes                          (5,439)    12,895
                                                            --------   --------
   Net income (loss)                                        $(13,124)  $ 18,178
                                                            ========   ========

Earnings (loss) per common share:
   Basic                                                    $  (0.76)  $   1.05
   Diluted                                                  $  (0.76)  $   0.95

Shares used in computing earnings (loss)
   per common share:
   Basic                                                      17,377     17,308
   Diluted                                                    17,377     19,074

                            KINDRED HEALTHCARE, INC.
                      Condensed Consolidated Balance Sheet
                                   (Unaudited)
                    (In thousands, except per share amounts)

                                                        March 31,   December 31,
                                                           2003         2002
                                                       ----------   ------------
                       ASSETS
Current assets:
   Cash and cash equivalents                           $  100,173    $  244,070
   Cash-restricted                                          8,000         7,908
   Insurance subsidiary investments                       209,379       130,415
   Accounts receivable less allowance for loss            467,240       420,611
   Inventories                                             30,491        30,460
   Other                                                   91,425        86,852
                                                       ----------    ----------
                                                          906,708       920,316

Property and equipment                                    622,830       611,944
Accumulated depreciation                                 (135,479)     (115,373)
                                                       ----------    ----------
                                                          487,351       496,571

Goodwill                                                   88,658        88,259
Other                                                     168,162       139,032
                                                       ----------    ----------
                                                       $1,650,879    $1,644,178
                                                       ==========    ==========

      LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
   Accounts payable                                    $  120,700    $  124,466
   Salaries, wages and other compensation                 206,470       220,124
   Due to third party payors                               28,728        25,177
   Other accrued liabilities                              164,378       150,020
   Income taxes                                            56,613        62,111
   Long-term debt due within one year                         162           258
                                                       ----------    ----------
                                                          577,051       582,156

Long-term debt                                            161,992       162,008
Professional liability risks                              234,073       211,771
Deferred credits and other liabilities                     58,153        56,615

Stockholders' equity:
   Common stock, $0.25 par value; authorized 175,000
      shares - March 31 and December 31; issued
      17,649 shares - March 31 and December 31              4,412         4,412
   Capital in excess of par value                         547,569       547,609
   Deferred compensation                                   (5,674)       (6,967)
   Accumulated other comprehensive income                     313           460
   Retained earnings                                       72,990        86,114
                                                       ----------    ----------
                                                          619,610       631,628
                                                       ----------    ----------
                                                       $1,650,879    $1,644,178
                                                       ==========    ==========

                            KINDRED HEALTHCARE, INC.
                 Condensed Consolidated Statement of Cash Flows
                                   (Unaudited)
                                 (In thousands)

                                                            Three months ended
                                                                 March 31,
                                                           --------------------
                                                              2003       2002
                                                           ---------   --------
Cash flows from operating activities:
   Net income (loss)                                       $ (13,124)  $ 18,178
   Adjustments to reconcile net income (loss) to net
      cash provided by (used in) operating activities:
      Depreciation                                            20,083     16,696
      Amortization of deferred compensation costs              1,253      2,586
      Provision for doubtful accounts                          6,288      4,284
      Other                                                      506         55
      Change in operating assets and liabilities:
         Accounts receivable                                 (53,316)       599
         Inventories and other assets                         (6,387)   (16,991)
         Accounts payable                                     (2,998)    15,527
         Income taxes                                         (5,457)     4,307
         Due to third party payors                             3,551     (7,404)
         Other accrued liabilities                            28,330     (2,678)
                                                           ---------   --------
            Net cash provided by (used in) operating
               activities before reorganization items        (21,271)    35,159
     Payment of reorganization items                            (395)    (2,462)
                                                           ---------   --------
            Net cash provided by (used in) operating
               activities                                    (21,666)    32,697
                                                           ---------   --------

   Cash flows from investing activities:
      Purchase of property and equipment                     (10,565)    (9,868)
      Net change in insurance subsidiary investments         (99,973)       908
      Net change in other investments                         (4,685)       756
      Other                                                     (333)       159
                                                           ---------   --------
            Net cash used in investing activities           (115,556)    (8,045)
                                                           ---------   --------

   Cash flows from financing activities:
      Repayment of long-term debt                               (112)      (101)
      Payment of deferred financing costs                     (1,596)        --
      Other                                                   (4,967)    (4,494)
                                                           ---------   --------
            Net cash used in financing activities             (6,675)    (4,595)
                                                           ---------   --------
   Change in cash and cash equivalents                      (143,897)    20,057
   Cash and cash equivalents at beginning of period          244,070    190,799
                                                           ---------   --------
   Cash and cash equivalents at end of period              $ 100,173   $210,856
                                                           =========   ========

                            KINDRED HEALTHCARE, INC.
                         Condensed Business Segment Data
                                   (Unaudited)
                                 (In thousands)

                                                         Three months ended
                                                             March 31,
                                                        --------------------
                                                          2003      2002(a)
                                                        --------   ---------
Revenues:
   Health services division:
      Nursing centers                                   $460,559    $461,887
      Rehabilitation services                              8,502       7,830
                                                        --------    --------
                                                         469,061     469,717
   Hospital division:
      Hospitals                                          340,855     296,442
      Ancillary services                                   1,759       1,870
                                                        --------   ---------
                                                         342,614     298,312
   Pharmacy division                                      68,828      59,178
                                                        --------   ---------
                                                         880,503     827,207
   Elimination of pharmacy charges to
      Company nursing centers (b)                        (17,425)    (15,963)
                                                        --------   ---------
                                                        $863,078    $811,244
                                                        ========    ========
Net income (loss):
Operating income (loss):
   Health services division:
      Nursing centers                                   $ 24,055   $  82,727
      Rehabilitation services                               (959)        (66)
                                                        --------   ---------
                                                          23,096      82,661
   Hospital division:
      Hospitals                                           70,304      59,574(c)
      Ancillary services                                     180         135
                                                        --------   ---------
                                                          70,484      59,709

   Pharmacy division                                       6,902       5,537
   Corporate overhead                                    (29,320)    (32,675)(d)
                                                        --------   ---------
         Operating income                                 71,162     115,232
Rent                                                     (68,392)    (65,611)
Depreciation                                             (20,083)    (16,696)
Interest, net                                             (1,250)     (1,852)
                                                        --------   ---------
Income (loss) before income taxes                        (18,563)     31,073
Provision (benefit) for income taxes                      (5,439)     12,895
                                                        --------   ---------
                                                        $(13,124)  $  18,178
                                                        ========   =========

----------
(a) Certain prior year amounts have been reclassified to conform with the current year presentation.
(b) As previously disclosed in the Company's 2002 Form 10-K, new intercompany pharmacy pricing arrangements with Company-operated nursing centers became effective on January 1, 2003.
(c)  Includes $1.5 million of insurance proceeds.
(d)  Includes $1.5 million of severance costs.

                            KINDRED HEALTHCARE, INC.
                   Condensed Business Segment Data (Continued)
                                   (Unaudited)
                                 (In thousands)

                                                              Three months ended
                                                                   March 31,
                                                              ------------------
                                                               2003      2002(a)
                                                              -------    -------
Rent:
   Health services division:
      Nursing centers                                         $43,129    $41,276
      Rehabilitation services                                      69         24
                                                              -------    -------
                                                               43,198     41,300
   Hospital division:
      Hospitals                                                24,204     23,336
      Ancillary services                                          201        225
                                                              -------    -------
                                                               24,405     23,561
   Pharmacy division                                              725        717
   Corporate                                                       64         33
                                                              -------    -------
                                                              $68,392    $65,611
                                                              =======    =======

Depreciation:
   Health services division:
      Nursing centers                                         $ 6,927    $ 6,076
      Rehabilitation services                                      16          9
                                                              -------    -------
                                                                6,943      6,085
   Hospital division:
      Hospitals                                                 7,255      6,361
      Ancillary services                                          119        146
                                                              -------    -------
                                                                7,374      6,507
   Pharmacy division                                              531        397
   Corporate                                                    5,235      3,707
                                                              -------    -------
                                                              $20,083    $16,696
                                                              =======    =======

Capital expenditures, excluding acquisitions:
   Health services division                                   $ 3,273    $ 2,116
   Hospital division                                            2,822      3,316
   Pharmacy division                                              616        396
   Corporate:
      Information systems                                       3,207      3,330
      Other                                                       647        710
                                                              -------    -------
                                                              $10,565    $ 9,868
                                                              =======    =======

----------
(a) Certain prior year amounts have been reclassified to conform with the current year presentation.

                            KINDRED HEALTHCARE, INC.
                   Condensed Business Segment Data (Continued)
                                   (Unaudited)

                                                           Three months ended
                                                               March 31,
                                                         -----------------------
                                                            2003        2002
                                                         ----------   ----------
Nursing Center Data:
End of period data:
   Number of nursing centers:
      Owned or leased                                           278          280
      Managed                                                     7           14
                                                         ----------   ----------
                                                                285          294
                                                         ==========   ==========
   Number of licensed beds:
      Owned or leased                                        36,549       36,615
      Managed                                                   803        1,417
                                                         ----------   ----------
                                                             37,352       38,032
                                                         ==========   ==========
Revenue mix %:
   Medicare                                                      33           34
   Medicaid                                                      48           46
   Private and other                                             19           20

Patient days (excludes managed facilities):
   Medicare                                                 448,291      439,715
   Medicaid                                               1,875,858    1,883,679
   Private and other                                        462,782      502,996
                                                         ----------   ----------
                                                          2,786,931    2,826,390
                                                         ==========   ==========
Revenues per patient day:
   Medicare                                              $      337   $      358
   Medicaid                                                     119          114
   Private and other                                            187          179
   Weighted average                                             165          163

Average daily census                                         30,966       31,404
Occupancy %                                                    84.4         85.0

Hospital Data:
End of period data:
   Number of hospitals                                           65           57
   Number of licensed beds                                    5,408        4,961

Revenue mix %:
   Medicare                                                      60           58
   Medicaid                                                       8           10
   Private and other                                             32           32

Patient days:
   Medicare                                                 222,919      196,057
   Medicaid                                                  32,266       33,864
   Private and other                                         58,369       58,437
                                                         ----------   ----------
                                                            313,554      288,358
                                                         ==========   ==========
Revenues per patient day:
   Medicare                                              $      918   $      880
   Medicaid                                                     825          880
   Private and other                                          1,877        1,609
   Weighted average                                           1,087        1,028

Average daily census                                          3,484        3,204
Occupancy %                                                    67.3         67.6

Pharmacy Data:
Number of customer licensed beds at end of period:
   Company-operated                                          29,804       30,471
   Non-affiliated                                            28,365       25,695
                                                         ----------   ----------
                                                             58,169       56,166
                                                         ==========   ==========